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                             BANK SOUTH CORPORATION
          EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (in thousands, except per share amounts)


                                              Three Months Ended September 30,           Nine Months Ended September 30,

Primary:                                         1995               1994                    1995               1994
                                               --------           --------                --------           --------
  Average Shares Outstanding                     58,779             58,032                  58,632             56,978
  Dilutive Stock Options -
   based on the treasury stock method using
   the average market price for the period          878                733                     750                692
                                               --------           --------                --------           --------

     Total primary shares outstanding            59,657             58,765                  59,382             57,670
                                               ========           ========                ========           ========

  Net Income                                   $ 21,077           $ 21,731                $ 58,355           $ 63,684
                                               ========           ========                ========           ========

  Primary earnings per share                   $   0.35           $   0.37                $   0.98           $   1.10
                                               ========           ========                ========           ========

Fully diluted:

  Average Shares Outstanding                     58,779             58,032                  58,632             56,978
  Dilutive Stock Options -
   based on the treasury stock method using
   the period-end market price, if greater
   than average market price for the period       1,073                733                     846                727
                                               --------           --------                --------           --------

     Total fully-dilutive shares outstanding     59,852             58,765                  59,478             57,705
                                               ========           ========                ========           ========

  Net Income                                   $ 21,077           $ 21,731                $ 58,355           $ 63,684
                                               ========           ========                ========           ========

  Fully diluted earnings per share *           $   0.35           $   0.37                $   0.98           $   1.10
                                               ========           ========                ========           ========


   * Fully diluted earnings per share is less than 3% dilutive and, therefore, was not disclosed on the Statements of Income in accordance with the provisions of Accounting Principles Board Opinion Number 15.



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